Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Orchard Therapeutics plc of our report dated February 27, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Orchard Therapeutics plc’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the references to us under the headings “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 27, 2020